Exhibit 10.4

Execution Draft

EMPLOYMENT AGREEMENT

This Amended and Restated EMPLOYMENT AGREEMENT (this “Agreement”), made effective as of November 25, 2013, by and between HARRIS INTERACTIVE INC., a Delaware corporation (the “Company”), and AL ANGRISANI (the “Executive”) (either party individually, a “Party”; collectively, the “Parties”).

BACKGROUND

WHEREAS, the Parties desire to supersede and replace in its entirety Executive’s prior employment agreement with Company, dated as of June 7, 2011, as amended on February 29, 2012 and September 12, 2013 (the “Prior Agreement”), with this Agreement;

WHEREAS, this Agreement is to become effective simultaneously with Company entering into that certain Agreement and Plan of Merger among Company, Nielsen Holdings N.V., and Prime Acquisition Corp.;

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Parties hereto agree as follows:

1. CAPACITY AND DUTIES

1.1 Employment; Acceptance of Employment. The Company hereby employs the Executive and the Executive hereby accepts employment by the Company for the period and upon the terms and conditions hereinafter set forth.

1.2 Capacity and Duties; Employment Period.

(a) Interim Service. The Executive shall serve as the Interim Chief Executive Officer of the Company commencing immediately and continuing through February 29, 2012 (the “Interim Period”).

(b) Non-Interim Service. The Executive shall serve as the President and Chief Executive Officer of the Company (the “Non-Interim Service”) for a period commencing immediately following the Interim Period (the “Non-Interim Service Commencement Date”) and continuing through and including the earliest to occur of (i) June 30, 2014, (ii) the date on which the Executive dies, or (iii) the date on which either the Company or the Executive terminates the Executive’s employment for any reason pursuant to the terms hereof (the “Non-Interim Period” and, together with the Interim Period, the “Employment Period”).

(c) Duties. During the Interim Period, the Executive shall have the duties, authority, and responsibilities commensurate with his position as Interim Chief Executive Officer of the Company and, if applicable, during the Non-Interim Period, his position as the President and Chief Executive Officer of the Company, and such other duties and responsibilities appropriate for such position(s) as may from time to time be specified by the Board of Directors of the

Company (the “Board”). The Executive shall report directly to the Board. This Agreement does not guaranty the Executive employment for any specified period of time. The Executive is an “employee-at-will” and may be terminated by the Company at any time with or without Cause (as hereinafter defined); provided, however, that any termination of this Agreement shall entitle the Executive to such benefits and compensation as are provided in Section 3 hereof.

(d) Efforts. The Executive shall devote his full working time, energy, skill and best efforts to the performance of the Executive’s duties hereunder, in a manner that will faithfully and diligently further the business and interests of the Company and, without the prior written consent of the Board, shall not during the Employment Period be employed or engaged in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, including, without limitation, serving on an advisory board or a board of directors of another entity; provided, however, that, subject to Section 4 hereof, this shall not be construed as preventing the Executive from investing his personal assets as a passive investor, managing as a passive investor the current investments of ATL, engaging in speeches or media appearances, or engaging in not-for-profit and civic activities, under the condition that such activities do not interfere or present a conflict of interest with the Executive’s duties hereunder or are not likely to have an adverse affect on the reputation or goodwill of the Company. The Executive will be based and have his principal office in New York, New York or Princeton, New Jersey, but his position may require substantial travel outside of such area (taking into consideration the nature and location of the Company’s business operations, and existing and prospective clients).

(e) Non-Disparagement. The Executive acknowledges that the Company’s reputation is important in the continued success of its business, and agrees that he will not discuss or comment in such a manner as may adversely impact the reputation or public perception, or otherwise disparage, the Company or its officers, employees, or directors in any manner; provided, however, that the Executive may make such disclosures as may be required by law. The Company acknowledges that the Executive’s reputation is important to his continued success. The Company agrees that it will not, and that it will use all reasonable efforts to cause its officers, employees, and directors not to, defame, disparage, or otherwise discuss or comment about the Executive in such a manner as may adversely impact his reputation or public perception; provided, however, that the Company may make such disclosures as may be required by law.

(f) Director Appointment. The Executive shall be appointed by the Board to serve as a director (Vice Chairman) of the Company as of the Non-Interim Service Commencement Date. To the extent applicable, during the Employment Term, the Board shall nominate the Executive for re-election as a director at each annual meeting of stockholders coinciding with the expiration of his term as a director, and shall recommend him for re-election, but the failure of the stockholders to elect the Executive as a member of the Board shall not constitute a breach of this Agreement. Unless otherwise requested by the Board, the Executive will resign as a director on the last day of the Employment Term and upon his failure to do so hereby authorizes and grants full authority to the Chairman of the Board to deliver Executive’s resignation on his behalf.

2. COMPENSATION

2.1 Base Compensation. The Executive shall not receive a base salary during the Interim Period. During the Non-Interim Period, if applicable, the Company shall pay to the Executive an annual base salary of $1.00 (less required withholdings and other authorized deductions).

2.2 Performance Bonus

(a) The Executive shall be entitled to a performance bonus (“Performance Bonus”) for the fiscal year commencing July 1, 2013, pursuant to the terms of this Section 2.2.

(b) The Executive shall be entitled to receive a quarterly Performance Bonus (the “Quarterly Bonus”) for each quarter during the fiscal year commencing July 1, 2013, as follows: (i) $100,000 for the quarter ending September 30, 2013 if the Company generates during such quarter an amount of cash from operations, less amounts paid under the Company’s bonus plan for the fiscal year ended June 30, 2013 and any other extraordinary and non-recurring items as determined by the Compensation Committee of the Board (the “Quarterly Cash Generation”) equivalent to the amount of the Company’s quarterly principal bank payment due previously under its credit agreement (the “Minimum Quarterly Cash Generation”), as evidenced by the Company’s publicly reported financial statements, (ii) $100,000 for the quarter ending December 31, 2013 if the Quarterly Cash Generation is equivalent to the Minimum Quarterly Cash Generation, as evidenced by the Company’s publicly reported financial statements, (iii) $100,000 for the quarter ending March 31, 2014 if the Quarterly Cash Generation is equivalent to the Minimum Quarterly Cash Generation, as evidenced by the Company’s publicly reported financial statements, and (iv) $100,000 for the quarter ending June 30, 2014 if the Quarterly Cash Generation is equivalent to the Minimum Quarterly Cash Generation, as evidenced by the Company’s publicly reported financial statements; provided, however, the Quarterly Bonus for a quarter shall increase, on a pro-rata basis, up to a maximum of $150,000 at 200% of the Minimum Quarterly Cash Generation. Each earned Quarterly Bonus shall be paid to the Executive following completion of the Company’s internal financial close process for the applicable quarter.

(c) The Executive shall be entitled to receive an annual Performance Bonus in the amount of $200,000 (the “Annual Bonus”) upon achievement of budgeted adjusted EBITDA (EBITDA adjusted to remove the effect of non-cash stock-based compensation expense and restructuring and other charges) for the fiscal year ending June 30, 2014, as approved by the Board (“Budgeted EBITDA), subject to a cutback for attainment above 95% of Budgeted EBITDA and adjustment for any extraordinary and non-recurring items as determined by the Compensation Committee of the Board. The Annual Bonus shall be paid to the Executive in accordance with the Company’s practice for the payment of annual performance bonuses to its senior executives generally.

(d) If the Executive is terminated by the Company without Cause (as hereinafter defined) or the Executive terminates his employment for Good Reason (as hereinafter defined) prior to June 30, 2014, then the Executive shall be entitled to a pro-rata portion of the Performance Bonus for the fiscal year ending June 30, 2014 based on the level of attainment of the applicable operating performance goals at the time of termination, payable within thirty (30) days after the effective date of such termination; provided, however, if there is a Change in Control (as hereinafter defined) prior to June 30, 2014, then the Executive shall be entitled to (i) a Quarterly Bonus in the amount of $100,000 for each quarter ending subsequent to the Change in Control, payable on the last business day of each applicable quarter, and (ii) the Annual Bonus, payable on June 30, 2014, if the Executive’s date of termination has not occurred prior to such date; provided, further, if the Executive is terminated by the Company without Cause or the Executive terminates his employment for Good Reason prior to the payment of all amounts provided for in clauses (i) and (ii) immediately above, then any such amounts that have not been paid prior to such termination shall be paid within thirty (30) days after the effective date of such termination.

2.3 Employee Benefits. During the Employment Period, the Executive shall be entitled to participate in such of the Company’s employee benefit plans and benefit programs as may from time to time be provided by the Company for its senior executives generally in accordance with the respective terms of such plans and programs. The Company shall have no obligation, however, to maintain any particular program or level of benefits referred to in this Section 2.3.

2.4 Vacation. During the Employment Period, the Executive shall be entitled to the normal and customary amount of paid vacation provided to senior executives generally, but in no event less than twenty (20) days during each twelve (12) month period, beginning on the Effective Date. The Executive may take such paid vacation at such times and for such periods as are reasonable taking into account the best interests of the Company, after providing notice in accordance with Company policy. The Executive may be granted leaves of absence with or without pay for such valid and legitimate reasons as the Board in its sole and absolute discretion may determine, and is entitled to the same sick leave and holidays provided to other senior executives generally.

2.5 Expense Reimbursement.

(a) The Company shall reimburse the Executive for all reasonable and documented expenses incurred by him in connection with the performance of his duties hereunder in accordance with its budgets, guidelines, and regular reimbursement policies as in effect from time to time.

(b) The Company shall reimburse the Executive for reasonable attorney’s fees incurred prior to the Effective Date in the negotiation of this Agreement, subject to a maximum reimbursement of $7,500, payable within thirty (30) days after receipt of the Executive’s request therefor accompanied by a copy of the summary invoice for same.

2.6 Stock Options. As an inducement material to the Executive’s agreement to enter into employment with the Company, subject to the approval of the Compensation Committee of the Board, on the date hereof, the Company shall grant Executive (i) an incentive stock option to purchase 100,000 shares of the Company’s common stock (“Shares”) pursuant to an Incentive Stock Option Agreement in the form annexed hereto as Exhibit B (the “ISOs”) and (ii) a non-qualified stock option to purchase 1,650,000 Shares pursuant to a Non-Qualified Stock Option Agreement in the form annexed hereto as Exhibit C (“NQSOs” and, together with the ISOs, the “Options”). The exercise price of the Options shall be the fair market value of the Shares as of the close of trading on the date of the grant. The Options granted pursuant to (i) above shall vest on June 30, 2013, provided that the Executive performs the Non-Interim Service and is employed by the Company on such date. The Options granted pursuant to (ii) above shall vest upon the Company’s achievement of certain performance requirements set forth in the Non-Qualified Stock Option Agreement, provided that the Executive performs the Non-Interim Service and is employed by the Company on the date(s) that such performance requirement(s) are achieved.

2.7 Restricted Stock. As a further inducement material to the Executive’s agreement to enter into employment with the Company, subject to the approval of the Compensation Committee of the Board, on the date hereof, the Company shall grant the Executive an equity award of 500,000 restricted Shares (the “Restricted Shares”) pursuant to a Restricted Stock Agreement in the form annexed hereto as Exhibit D (the “Restricted Stock Agreement”). Subject to the terms of the Restricted Stock Agreement, one-thirteenth of the Restricted Shares shall vest on the 30th day of each month commencing on June 30, 2011, under the condition that the Executive is employed by the Company on each such date; provided, however, (a) if the Executive’s employment is terminated by the Company without Cause or the Executive terminates his employment for Good Reason on or prior to December 31, 2011, then one-half of the Restricted Shares shall vest (inclusive of the Restricted Shares that vested previously) on the date of termination, or (b) if the Executive’s employment is terminated by the Company without Cause or the Executive terminates his employment for Good Reason after December 31, 2011, then all unvested Restricted Shares shall vest on the date of termination. As an inducement material to the Executive’s agreement to serve as the President and Chief Executive Officer of the Company, on the Non-Interim Service Commencement Date, the Company shall grant the Executive an equity award of 500,000 Restricted Shares pursuant to a Restricted Stock Agreement in the form annexed hereto as Exhibit E (the “Supplemental Restricted Stock Agreement”). Subject to the terms of the Supplemental Restricted Stock Agreement, one-half of the Restricted Shares shall vest on June 30, 2013 and one-half of the Restricted Shares shall vest on June 30, 2014, under the condition that the Executive is employed by the Company on each such date; provided, however, if the Executive’s employment is terminated by the Company without Cause or the Executive terminates his employment for Good Reason, then all unvested Restricted Shares shall vest on the date of termination.

2.8 Sale of Shares; 10b5-1 Program. The Executive agrees that he will not sell any Shares during the Interim Period. If applicable, commencing with the first anniversary of the Non-Interim Service Commencement Date, the Company will create, or allow Executive to participate in, a program permitting Executive to sell Shares under SEC Regulation 10b5-1 in amounts sufficient to pay taxes on the Restricted Shares and vested and exercised NQSOs.

2.9 Withholding. All payments and benefits under this Agreement shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

2.10 Accounting Restatement

(a) In the event that the Company is required to prepare an accounting restatement due to material non-compliance of the Company with any financial reporting requirement under the securities laws related to a period during the Employment Period (“Restatement”) for any reason, including without limitation as a result of fraud, negligence, or intentional misconduct, whether by the Executive or any other person(s), subject to Section 2.10(c), the Executive shall reimburse the Company for any Excess Payment (as hereinafter defined) received for the first annual accounting period covered by any individual Restatement and related later Restatements due to non-compliance with the same financial reporting requirement. The Executive shall not be responsible for reimbursement for any Restatements that result from or are a continuation of practices and policies prior to the Effective Date unless (i) during the first year after the Effective Date the Executive has actual knowledge of the practices and policies including actual knowledge that such policies and practices involve material non-compliance with any financial reporting requirement, and (ii) thereafter the Executive has actual knowledge of the practices and policies, and in the case of both (i) and (ii) has not reported such matter to the Audit Committee of the Board within a reasonable period after acquiring such knowledge. For purposes of this Section 2.10, “Excess Payment” shall mean the positive difference, if any, between any Performance Bonus payment made to the Executive and the payment that would have been made had the Performance Bonus been calculated based upon the Company’s financial statements as restated. The portion of any Excess Payment retained by the Executive net after taxes shall be repaid within ninety (90) days after the Executive has been notified in writing of a Board determination described below, and the remainder of such Excess Payment, if any, shall be repaid within thirty (30) days of the date on which the Executive is entitled to receive the benefit of a tax refund claim.

(b) In addition and subject to Section 2.10(c), the Executive shall reimburse the Company for the amount of the proceeds of sale by the Executive of any performance-based equity incentive award, the vesting of which was determined in whole or in part upon meeting or exceeding specific performance targets relating to the financial results of the Company (not including stock price targets) for the period(s) covered by the Restatement, that would not have been met based upon the financial results as restated, and any such award held by the Executive that has vested but remains unsold shall be forfeited. The portion of any Excess Payment retained by the Executive net after taxes shall be repaid within ninety (90) days after the Executive has been notified in writing of a Board determination described below, and the remainder of such Excess Payment, if any, shall be repaid within thirty (30) days of the date on which the Executive is entitled to receive the benefit of a tax refund claim.

(c) The Executive shall have no reimbursement obligation under this Section 2.10 unless the Board has considered the matter in a meeting (which may be telephonic) at which the Executive (with counsel) is given the opportunity to appear and discuss the matter, and in its good faith discretion has made a determination that reimbursement is appropriate under the circumstances. The rights under this Agreement are in addition to, and do not replace, the rights of the Company, if any, under Section 304 of the Sarbanes-Oxley Act.

3. TERMINATION OF EMPLOYMENT

3.1 [Intentionally left blank.]

3.2 Death of Executive. If the Executive dies during the Employment Period, the Company shall not thereafter be obligated to make any further payments hereunder and the Executive shall not be entitled to any further benefits other than amounts for any Performance Bonus under Section

2.2 earned for a fiscal year ending before the date of death, expense reimbursement, and other amounts which have accrued as of the date of the Executive’s death in accordance with generally accepted accounting principles (the “Accrued Obligations”, which, for purposes of this Agreement in situations other than death, shall reference the date of termination).

3.3 Disability of Executive. If the Executive is permanently disabled (as defined in the Company’s long-term disability insurance policy then in effect), then the Board shall have the right to terminate the Executive’s employment upon thirty (30) days’ prior written notice to the Executive at any time during the continuation of such disability, provided that the Executive’s employment shall immediately terminate for disability if, as of an earlier date, he incurs a separation from service (within the meaning of Internal Revenue Code Section 409A) as a result of physical or mental incapacity. In the event the Executive’s employment is terminated for disability in accordance with this Section 3.3, the Company shall not thereafter be obligated to make any further payments hereunder and the Executive shall not be entitled to any further benefits other than any Accrued Obligations.

3.4 Termination for Cause. The Executive’s employment hereunder shall terminate immediately upon notice that the Board is terminating the Executive for Cause (as hereinafter defined), in which event the Company shall not thereafter be obligated to make any further payments hereunder and the Executive shall not be entitled to any further benefits other than any Accrued Obligations. “Cause” shall be limited to the following:

(a) willful failure to substantially perform the Executive’s duties as described in Section 1.2 hereof (other than such failure resulting from the Executive’s physical or mental illness), after demand for substantial performance is delivered by the Company in writing that identifies in reasonable specificity the manner in which the Company believes the Executive has not substantially performed the Executive’s duties and the Executive’s failure to cure such non-performance within ten (10) days after receipt of the Company’s written demand;

(b) willful misconduct that is injurious to the Company or any of its subsidiaries;

(c) conviction or plea of guilty or nolo contendere to a felony or to any other crime which involves moral turpitude or, if not including moral turpitude, the act giving rise to such conviction or plea is injurious to the Company or any of its subsidiaries;

(d) material violation of (x) the Company’s policies relating to sexual harassment, substance or alcohol abuse, or the disclosure or misuse of Confidential Information (as hereinafter defined), or (y) other policies of the Company set forth in the Company manuals or written statements of policy; provided, however in the case of this clause (y) that such violation is materially injurious to the Company and continues for more than three (3) days after written notice thereof is given to the Executive by the Board; provided further that no such notice need be given for material violations of the Company policies regarding compliance with federal securities laws or the requirements of any exchange upon which the Shares are then traded, or other violations reasonably determined by the Board not to be curable; and

(e) material breach of any material provision of this Agreement by the Executive, which breach continues for more than ten (10) days after written notice thereof is given by the Board to the Executive.

Cause shall not exist under this Section 3.4 during the Non-Interim Period, if applicable, unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by a majority of the Board at a meeting of the Board called and held for such purpose, or by written consent (which meeting or written consent need not include the Executive if he is a member of the Board), finding that such Cause exists in the good faith opinion of the Board. This Section 3.4 shall not prevent the Executive from challenging the Board’s determination that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination, as permitted by this Agreement.

3.5 Termination without Cause or by Executive for Good Reason.

(a) If (i) the Executive’s employment is terminated by the Company prior to June 30, 2014 for any reason (other than (x) Cause under Section 3.4, or (y) death or disability of the Executive), or (ii) the Executive’s employment is terminated by the Executive prior to June 30, 2014 for Good Reason (as hereinafter defined), then, subject to Section 3.10, the Company shall pay to the Executive an amount equal to $500,000 in twelve (12) equal monthly installments commencing thirty (30) days after the effective date of such termination.

(b) “Good Reason” shall be limited to the following:

(i) material breach of the Company’s obligations hereunder, provided that the Executive shall have given reasonably specific written notice thereof to the Company, and the Company shall have failed to remedy the circumstances within sixty (60) days thereafter;

(ii) any material reduction in the general nature of the Executive’s duties or authority to a level inconsistent with a president and chief executive officer, unless previously agreed to in writing by the Executive;

(iii) the relocation of the Company’s principal executive offices to a location more than one hundred (100) miles from the Company’s existing principal executive office in New York City;

(iv) the appointment of a chief operating officer or chief financial officer of the Company without the consent of the Executive; and

(v) the failure of any successor in interest of the Company to be bound by the terms of this Agreement in accordance with Section 5.4 hereof.

The Executive must provide notice to the Company that he is intending to terminate his employment for Good Reason (“Notice of Termination for Good Reason”) within forty-five (45) days after the Executive has actual knowledge of the occurrence of an event he believes constitutes Good Reason. Subject to compliance by the Executive with the notice provisions of this Section 3.5, the Executive’s continued employment prior to terminating employment for Good Reason shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason. In the event the Executive delivers to the Company a Notice of Termination for Good Reason, the Executive agrees to appear in person before a meeting of the Board called and held for such purpose (after reasonable notice) and specify to the Board the particulars as to why the Executive believes adequate grounds for termination for Good Reason exist.

(c) If the Executive’s employment is terminated by the Executive without Good Reason, then the Company shall not thereafter be obligated to make any further payments hereunder and the Executive shall not be entitled to any further benefits other than any Accrued Obligations. During the Non-Interim Period, if applicable, the Executive must give the Company at least ninety (90) days prior written notice of his intention to terminate his employment without Good Reason.

3.6 Change in Control.

(a) Upon the occurrence of a Change of Control (as defined below) after the Non-Interim Service Commencement Date, then notwithstanding anything above to the contrary, the Restricted Shares if then unvested and the Options that are not then exercisable, i.e. unvested, shall immediately vest and become exercisable by the Executive if the Executive’s date of termination has not occurred prior to the Change of Control. In the event of a Change in Control on or prior to June 30, 2014, then the Executive may within the thirty (30) days following the Change in Control terminate his employment by giving the Company (or the successor in interest) ninety (90) days advance written notice. In such event, or, if during such period the Company (or the successor in interest) terminates the Executive’s employment without Cause, Section 3.5(a) shall have no further force or effect and, subject to Section 3.10, the Executive shall be entitled to a payment of $1,000,000 in a lump sum within thirty (30) days following the date of termination.

(b) A “Change of Control” shall be deemed to have occurred if:

(i) there shall occur (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Shares would be converted into cash, securities or other property, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets accounting for 66% or more of the total assets of the Company or 66% or more of the total revenues of the Company, other than, in case of either (i) or (ii), a consolidation or merger with, or transfer to, a corporation or other entity of which, or of the parent entity of which, immediately following such consolidation, merger or transfer, (x) more than 50% of the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors (or other governing body) is then beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) by the individuals and entities who were such owners of Shares immediately prior to such consolidation, merger or transfer, or (y)

a majority of the directors (or other governing body) consists of members of the Board in office on the date immediately prior to the effective date of such consolidation, merger or transfer);

(ii) the stockholders of the Company approve a complete liquidation or dissolution of the Company, except in connection with a recapitalization or other transaction which does not otherwise constitute a Change of Control for purposes of Section 3.6(b)(i) above; or

(iii) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, excluding any stock purchase or employee stock ownership plan maintained by the Company or a “Related Company” (as defined in the Company’s 2007 Long-Term Equity Incentive Plan)) becomes the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) directly or indirectly, of more than 15% of the combined voting power of the then outstanding voting securities of the Company or its successors.

3.7 Termination Procedures. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than termination pursuant to death) shall be communicated by written Notice of Termination (as hereinafter defined) to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

3.8 Mitigation. The Executive shall not be required to mitigate amounts payable under this Section 3 by seeking other employment or otherwise, and there shall be no offset against amounts due the Executive under this Agreement on account of subsequent employment except as specifically provided herein.

3.9 Effect of Section 409A.

(a) Section 409A. It is intended that the provisions of this Agreement comply with Internal Revenue Code Section 409A or be exempt therefrom, and this Agreement shall be administered, and all provisions of this Agreement shall be construed, in a manner consistent with the requirements for avoiding taxes or penalties under Internal Revenue Code Section 409A.

(b) Installments. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Internal Revenue Code Section 409A, each installment shall be treated as a separate payment.

(c) Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits subject to Internal Revenue Code Section 409A upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of

Internal Revenue Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination”, “termination of employment” or like terms shall mean Separation from Service.

(d) Specified Employee. If the Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Internal Revenue Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:

(i) With regard to any payment, the providing of any benefit or any distribution of equity that constitutes “deferred compensation” subject to Internal Revenue Code Section 409A, payable upon Separation from Service, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death; and

(ii) On the first day of the seventh month following the date of the Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section 3.9, with interest at the prime rate as published in the Wall Street Journal on the first business day of the delay period (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay), shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified from them herein, and (y) all distributions of equity delayed pursuant to this Section 3.9(d) shall be made to the Executive.

(e) Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Internal Revenue Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

(f) Payment Period. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g) Compliance. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Internal Revenue Code Section 409A, the Company shall, after consulting with the Executive, reform such provision to comply with Internal Revenue Code Section 409A;

provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Internal Revenue Code Section 409A.

3.10 Precondition to Post-Termination Payments. Any post-termination payments paid to the Executive under Section 3.5 or 3.6 shall be subject to the Executive’s continued compliance in all material respects with Section 4 hereof and the execution and delivery of a release in favor of the Company (or the successor in interest) in a customary form prior to the 52nd day after the termination date. Any such amounts that are due prior to the expiration of the revocation period following delivery of the release that are conditioned on the delivery of the release shall be paid in a lump sum on the 60th day after the termination date.

4. NON-COMPETITION AND CONFIDENTIALITY

4.1 Non-Competition

(a) During the Employment Period, including any unexpired portion thereof, and for a period of one (1) year thereafter (the “Non-Competition Period”), the Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including, without limitation, as an officer, director, employee, distributor, independent contractor, independent representative, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business (as hereinafter defined) located in any state or region (including foreign jurisdictions); provided, however, that passive ownership of 5% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on the NASDAQ Stock Market’s National Market, shall not constitute a breach of this Section 4.1, so long as the Executive does not in fact have the power to control, or direct the management of, or is not otherwise engaged in activities with, such corporation.

(b) For purposes hereof, the term “Competing Business” shall mean any business or venture, or any part thereof, which is substantially similar to the whole or any significant part of the business conducted by the Company at any time during the Employment Period.

4.2 No Solicitation. During the Employment Period, including any unexpired portion thereof, and for a period of one (1) year thereafter, the Executive shall not, directly or indirectly, including on behalf of, for the benefit of, or in conjunction with, any other person or entity, (i) solicit, assist, advise, influence, induce or otherwise encourage in any way, any employee of or service provider to the Company to terminate such relationship with the Company for any reason, or assist any person or entity in doing so, or employ, engage or otherwise contract with any employee or service provider or former employee of or former service provider to the Company in a Competing Business or any other business unless such former employee or service provider shall not have been employed by or providing services to the Company for a period of at least one (1) year, (ii) interfere in any manner with the relationship between any employee and service provider, on the one hand, and the Company on the other hand, or (iii) contact, service or solicit any existing clients, customers or accounts of the Company on behalf of a Competing Business, either as an individual, on the Executive’s own account, as an investor, or as an officer, director, partner, joint venturer, consultant, employee, agent or salesman of any other person or entity.

4.3 Confidential Information

(a) “Confidential Information” shall mean confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, distribution methods, data, specifications and processes presently owned or at any time hereafter developed by the Company or its subsidiaries, agents or consultants or used presently or at any time hereafter in the course of the business of the Company or its subsidiaries, that are not otherwise part of the public domain.

(b) All such Confidential Information is considered secret and will be disclosed to the Executive in confidence, and the Executive acknowledges that, as a consequence of the Executive’s employment and position with the Company, the Executive may have access to and become acquainted with Confidential Information. Except in the performance of the Executive’s duties as an employee of the Company, the Executive shall not, during the Employment Period and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Information. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to or containing Confidential Information, which the Executive has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Information. Upon termination of this Agreement, or whenever requested by the Company, the Executive shall promptly deliver to the Company any and all of the Confidential Information and copies thereof, not previously delivered to the Company, that may be in the possession or under the control of the Executive. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Confidential Information to the extent, but only to the extent, (i) expressly permitted or required pursuant to any other written agreement between the Executive and the Company, (ii) such Confidential Information has been publicly disclosed (not due to a breach by the Executive of the Executive’s obligations hereunder, or by breach of any other person of a fiduciary or confidential obligation to the Company), or (iii) the Executive is required to disclose Confidential Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction; provided, however, that the Executive shall, prior to any such disclosure, immediately notify the Company of such requirements; and provided further, however, that the Company shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine. The confidentiality obligations of this Section 4.3 shall apply to any Confidential Information given to the Executive prior to the date hereof.

4.4 Intellectual Property Rights

(a) The Executive agrees that all work, materials (tangible and intangible) and products produced, developed, created or completed by the Executive on behalf of the Company or its subsidiaries during the course of his affiliation with the Company shall be deemed “work made for hire,” as such term is defined under the copyright laws of the United States, and are expressly intended to be wholly owned, and all copyright rights therein to be held, by the Company. To the extent that any such copyrightable works may not, by operation of law, be works for hire, the Executive agrees to and hereby does assign to the Company or its designees ownership of all copyright rights in those works. The Company shall have the right to obtain and hold in its own name copyrights, registrations and similar protection which may be available for those works. The Executive agrees to give the Company or its designees all assistance it may reasonably require to secure or protect those rights.

(b) The Executive agrees that all discoveries, developments, ideas, improvements, modifications, innovations, inventions, processes, programs, operating instructions, manuals, documentation, discs, tapes, written materials, systems, techniques, hardware, software, test procedures or other things, whether or not patentable (collectively, “Inventions”), that are made, conceived or reduced to practice by the Executive, while affiliated with the Company, solely or with others, whether or not during business hours or on the Company’s premises, and that (i) relate to the Company’s business activities or actual or demonstrably anticipated research or development or a reasonable or contemplated expansion thereof, (ii) result from any work performed by the Executive for the Company, (iii) are developed on the Company’s time or using the Company’s equipment, supplies, facilities or trade secret information, or (iv) are based upon or are related to trade secrets and other Confidential Information shall be the property of, and shall promptly be disclosed by the Executive to, the Company.

(c) The Executive agrees that, at any time during or after his affiliation with the Company, the Executive shall, without further compensation but at the Company’s sole expense, sign all papers and cooperate in all other acts reasonably required to secure or protect the Company’s rights in all such property identified in subsections (a) and (b) above, including without limitation executing written assignments therefor and applying for, obtaining and enforcing copyrights or patents thereon in any and all countries. In the event that the Executive is unable or unavailable or shall refuse to sign any lawful or necessary documents required in order for the Company to apply for and obtain any copyright or patent with respect to any work performed by the Executive under this Agreement (including applications or renewals, extensions, divisions or continuations), the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agents and attorneys-in-fact to act for and in his behalf, and in his place and stead, to execute and file any such applications or documents and to do all other lawfully permitted acts to further the prosecution and issuance of copyrights and patents with respect to such new developments with the same legal force and effect as if executed by the Executive.

4.5 Acknowledgement; Remedies; Survival of this Agreement

(a) The Executive acknowledges that a violation of any of the covenants and provisions set forth in this Agreement would cause the Company irreparable damage and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by the Executive of any of the provisions of this Agreement, it is agreed that, in addition to the remedies at law or in equity, the Company shall be entitled, without the posting of a bond or other security, to equitable relief in the form of specific performance, a temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available for the purposes of restraining the Executive from any actual or threatened breach of such covenants. Without limiting the generality of the foregoing, if the Executive breaches or threatens to breach this Section 4, such breach or threatened breach will entitle the Company to enjoin the Executive from disclosing any Confidential Information to any Competing Business, to enjoin any Competing Business from retaining the Executive or using any such Confidential Information, and to enjoin Employee from rendering personal services to or in connection with any Competing Business. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each such party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

(b) The provisions of this Section 4 shall survive the termination of the Executive’s employment with the Company.

5. MISCELLANEOUS

5.1 Arbitration; Prevailing Party. Subject to the right of the Company to enforce the provisions of Section 4 hereof through proceedings brought in a court of competent jurisdiction as contemplated by Section 5.7 hereof, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York County, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties consent to the authority of the arbitrator, if the arbitrator so determines, to award fees and expenses (including legal fees) to the prevailing party in the arbitration, subject to the limitations contained in this Section 5.1. Should either party breach the terms of this Agreement, the prevailing party who seeks to enforce the terms and conditions of this Agreement shall be entitled to recover its attorneys fee and disbursements; provided, however, that no award for legal fees or other fees and expenses shall be made against the Executive unless the arbitrator or court, as applicable, finds that the Executive’s position was frivolous or taken in bad faith.

5.2 Severability; Reasonableness of Agreement. If any term, provision or covenant of this Agreement or part thereof, or the application thereof to any person, place or circumstance shall be held to be invalid, unenforceable or void by a court of competent jurisdiction, the remainder of this Agreement and such term, provision or covenant shall remain in full force and effect, and the court shall have the power to modify, amend and limit any such term, provision or covenant, to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful. In this regard, the Executive understands that the provisions of Section 4 hereof may limit the Executive’s ability to earn a livelihood in a business similar or related to the business of the Company, but nevertheless agrees and acknowledges that (i) the provisions of Section 4 are reasonable and necessary for the protection of the Company, and do not impose a greater restraint than necessary to protect the goodwill or other business interest of the Company and (ii) such provisions contain reasonable limitations as to the time and the scope of activity to be restrained. In consideration of the foregoing and in light of the Executive’s education, skills and abilities, the Executive agrees that any and all defenses by the Executive to the strict enforcement of such provisions are hereby waived by the Executive.

5.3 Key Employee Insurance. The Company in its sole discretion shall have the right at its expense to purchase insurance on the life of the Executive, in such amounts as it shall from time to time determine, of which the Company shall be the beneficiary. The Executive shall submit to such physical examinations as may reasonably be required and shall otherwise cooperate with the Company in obtaining such insurance.

5.4 Assignment; Benefit. This Agreement shall not be assignable by the Executive, other than the Executive’s rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive’s death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Executive’s interests under this Agreement. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company (i) may assign its rights and obligations under this Agreement to an affiliate, and (ii) will use commercially reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “the Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 5.4 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

5.5 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram or telefax (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or at such other address for either party as may be specified in a notice given as provided herein by such party to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a) If to the Company:

Harris Interactive Inc.

60 Corporate Woods

Rochester, NY 14623

Attention: General Counsel

With a copy to:

Howard Shecter

Chairman of the Board

Harris Interactive Inc.

c/o ReedSmith LLP

1650 Market Street

Philadelphia, PA 19103

(b) If to the Executive:

Al Angrisani

With a copy to:

Thomas A. Belton, Esq.

5 Cooper Street

Burlington, NJ 08016

5.6 Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto, including, without limitation, the Prior Agreement. No amendment, modification, or waiver of this Agreement shall be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to such occurrence or with respect to any other occurrence.

5.7 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of New York and the federal laws of the United States of America, to the extent applicable, without giving effect to otherwise applicable principles of conflicts of law. The parties hereto expressly consent to the jurisdiction of any state or federal court located in New York, and to venue therein, and consent to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint therein directed to the Executive or the Company, as the case may be, at its address as provided in Section 5.5 hereof.

5.8 Indemnification. The Company shall indemnify the Executive to the maximum extent permitted by law (including advancement of legal fees) against any claim with regard to any action or inaction taken by the Executive in the good faith performance of his duties as an officer or director of the Company or any affiliate of the Company or as a fiduciary of any benefit plan of either, except with respect to any action or inaction by the Executive in breach of this Agreement. The Company shall cover the Executive with directors and officers insurance at no lesser a level than at which it covers any other current officer or director, including without limitation any tail coverage after a Change in Control. This provision shall survive any termination of employment while any potential of liability of the Executive exists.

5.9 Headings; Counterparts; Interpretation. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute the same Agreement. The Company and the Executive each acknowledge that it has been represented by legal counsel in the negotiation and drafting of this Agreement, that this Agreement has been drafted by mutual effort, and that no ambiguity in this Agreement shall be construed against either party as draftsperson.

5.10 Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as the other party shall reasonably request in order to effectuate the purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

HARRIS INTERACTIVE INC.

By:	/s/ Howard Shecter
Howard Shecter
Chairman of the Board

/s/ Al Angrisani
AL ANGRISANI